CAREGUIDE ANNOUNCES FOURTH QUARTER FISCAL 2006 FINANCIAL RESULTS:

REPORTS INCOME OF $742 THOUSAND FROM CONTINUING OPERATIONS AND POSITIVE EBITDA OF $1.6 MILLION FROM CONTINUING OPERATIONS

Coral Springs, Florida, June 29, 2006 - Patient Infosystems, Inc, and subsidiaries, d/b/a CareGuide (the "Company") (OTCBB: PATY) a leading healthcare solutions company today announced its fourth quarter fiscal 2006 financial results.

Revenues for the quarter ended March 31, 2006 decreased to $15.7 million from $19.2 million for the quarter ended March 31, 2005, primarily due to a customer relationship that changed to an administrative fee only basis, as more fully disclosed in the 2006 Annual Report on Form 10-KSB filed with the SEC on June 29, 2006. The net income for the quarter ended March 31, 2006 was $742 thousand as compared to a loss of $4.4 million for the quarter year ended March 31, 2005. The income from continuing operations for the quarter ended March 31, 2006 was $742 thousand as compared to a loss of $3.3 million for the quarter ended March 31, 2005. The Company’s earnings before interest, taxes, depreciation and amortization ("EBITDA") from continuing operations, which the Company believes provides useful information to management and investors regarding the financial and business trends relating to its results of operations, improved from a loss of $3.0 million for the quarter ended March 31, 2005 to a gain of $1.6 million for the quarter ended March 31, 2006. The revenues, net loss and EBITDA from continuing operations for the quarter ended March 31, 2006 are inclusive of a $1.2 million performance bonus, which is non-recurring.

Chris Paterson, President and Chief Executive Officer of CareGuide, said: "We are excited about the results of the first quarter of operations following our January 25, 2006 merger. Our improved working capital position and overall financial condition are evidence of a stronger company that has positioned itself for growth. The synergies that we are already achieving from the merger will be valuable to CareGuide as we move forward.”

Although this was the last quarter of the 2006 fiscal year, the Company expects to change its fiscal year to a calendar year in the coming months.

Simultaneous with this release, the Company has announced its fiscal 2006 results in a separate release.

### FINANCIAL DATA TO FOLLOW ###

The following financial table presents data regarding the Company’s results of operations and financial position as of and for the quarters ended March 31, 2006 and 2005. Such data were derived from the Company’s financial statements. This information should be read in conjunction with the Company’s consolidated financial statements as of and for the years ended March 31, 2006 and 2005 and the related notes thereto as filed in the Company's Annual Report on Form 10-KSB for the fiscal year ended March 31, 2006, which was filed with the SEC on June 29, 2006. The results of operations of the Company for the quarter ended March 31, 2006 only include Patient Infosystems, Inc. from the date of the completion of the merger on January 25, 2006. All dollar amounts, except for per share amounts, are stated in thousands of dollars:

	For the Quarter Ended		Favorable
	March 31,		(Unfavorable)
	2006	2005	Variance
Results of Operations Data
Capitated revenue	$ 8,705	$ 17,690	$ (8,985)
Administrative and fee revenue:
Performance guarantee revenue	1,200	-	1,200
CareGuide stand alone revenues	3,908	1,480	2,428
Patient Infosystems stand alone revenues	1,848	-	1,848
Total administrative and fee revenue	6,956	1,480	5,476
Total revenues	15,661	19,170	(3,509)
Cost of services - direct service costs	11,724	19,871	8,147
Gross profit (loss)	3,937	(701)	4,638

Selling, general and administrative expenses	2,311	2,281	(30)
Depreciation and amortization expense	466	417	(49)
Interest expense, net	308	33	(275)
Income tax expense (benefit)	110	(115)	(225)

Income (loss) from continuing operations	742	(3,317)	4,059
Income (loss) from discontinued operations	-	(1,035)	1,035
Net income (loss)	742	(4,352)	5,094
Dividends and accretion of preferred stock	(11)	(38)	27
Net income (loss) attributable to common stockholders	$ 731	$ (4,390)	$ 5,121
Net income (loss) per share attributable to common stockholders, basic and diluted	$ 0.01	$ (0.53)	$ 0.54
EBITDA from continuing operations (1)	$ 1,626	$ (2,982)	$ 4,608

EBITDA from continuing operations reconciliation:
Income (loss) from continuing operations, GAAP basis	$742	$ (3,317)	$ 4,059
Income tax expense (benefit)	110	(115)	225
Interest expense, net	308	33	275
Depreciation and amortization	466	417	49
EBITDA from continuing operations, non-GAAP basis	$ 1,626	$ (2,982)	$ 4,608

	As of		Favorable
	March 31,		(Unfavorable)
	2006	2005	Variance
Balance Sheet Data
Cash and cash equivalents	$ 8,399	$ 1,432	$ 6,967
Restricted cash	4,894	10,541	(5,647)
Other current assets	5,916	6,358	(442)
Total current assets	19,209	18,331	878
Goodwill	28,666	295	28,371
Long-term assets	6,348	5,309	1,039
Total assets	$ 54,223	$ 23,935	$ 30,288

Claim reserves	$ 8,260	$ 15,032	$ (6,772)
Other current liabilities	8,928	6,504	2,424
Total current liabilities	17,188	21,536	(4,348)
Line of Credit	8,000	6,150	1,850
Other long-term liabilities	328	632	(304)
Total liabilities	25,516	28,318	(2,802)
Stockholders' equity (deficit)	28,707	(4,383)	33,090
Total liabilities and stockholders' equity (deficit)	$ 54,223	$ 23,935	$ 30,288

(1)               Earnings from continuing operations before interest, taxes, depreciation and amortization, or EBITDA from continuing operations, is a non-GAAP financial measure. This measure is not calculated in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. We believe that the presentation of EBITDA from continuing operations, when shown in conjunction with the corresponding GAAP measure of earnings from continuing operations, provides useful information to management and investors regarding the financial and business trends relating to its results of operations. Additionally, for its internal budgeting purposes and for evaluating the company’s performance, management uses financial statements that exclude income tax expense, interest expense and depreciation and amortization expense, as applicable, in addition to the corresponding GAAP measures.

ABOUT CAREGUIDE

CareGuide is a national health and care management company. CareGuide’s technology platform translates population data into actionable information, leading to individualized care plans. The company’s multidisciplinary care management team is focused on consistent execution of physician-guided evidence-based care planning, producing optimal health outcomes by empowering individuals and connecting a fragmented healthcare support system. Visit www.careguide.com for more information.

This release contains information about management's view of the company's future expectations, plans and prospects, and our ability to add customers, expand service offerings to existing customers, and improve our operating results in future periods that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with the company's financial condition, its ability to sell its products, its ability to compete with competitors and the growth of the healthcare market as well as other factors that are discussed in the Company's filed Annual Report on Form 10-KSB for the fiscal year ended March 31, 2006 filed with the SEC on June 29, 2006, as well as other documents filed with the SEC.

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Contact:

Chris Paterson

Chief Executive Officer

Tel: 954-796-3651

cpaterson@careguide.com